UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________
FORM 8-K
__________________________
CURRENT REPORT
Pursuant to Section 13 OR 15(D) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2024
__________________________
ASCEND WELLNESS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-254800	83-0602006
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
44 Whippany Road
Suite 101
Morristown, NJ 07960

(Address of principal executive offices)
(646) 661-7600

(Registrant’s telephone number, including area code)

1411 Broadway
16th Floor
New York, NY 10018

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below).

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.    Other Events.
On July 15, 2024, Ascend Wellness Holdings, Inc. (the “Company”) issued a news release announcing that it has received commitments for a private placement of 12.75% Senior Secured Notes due 2029 (the “Notes”) for aggregate gross proceeds of $235.0 million (the “Offering”). The Notes, which will be issued at 94.75% of face value, will be senior secured obligations of the Company and will bear interest at a rate of 12.75% per annum, payable semi-annually in arrears until the maturity date, unless earlier redeemed or repurchased in accordance with their terms. The Notes will mature on July 16, 2029. At any time and from time to time after the closing of the Offering, the Company may redeem all or a part of the Notes at certain specified redemption prices. The Notes will be irrevocably and unconditionally guaranteed, jointly and severally, on a senior secured basis, by certain of the Company’s subsidiaries (the “Guarantees”). The Notes and the Guarantees will be (i) secured, on a first lien basis, by substantially all assets of the Company and the guarantors of the Notes, subject to certain carveouts, and (ii) issued under and governed by an indenture to be entered into on closing of the Offering (the “Indenture”).
The net proceeds from the Offering, after deducting related fees and expenses, are expected to be approximately $213.3 million. The Company intends to use the net proceeds from the Offering, together with cash on hand, to prepay $215.0 million of principal amounts outstanding under the Credit Agreement dated as of August 27, 2021 (the “2021 Credit Facility”) (plus prepayment fees and accrued and unpaid interest). In addition, subject to certain limitations, the Indenture will permit the Company to issue additional notes thereunder, including up to an additional $60.0 million in aggregate principal amount of Notes in the future, with the proceeds therefrom to be used to prepay the remaining outstanding balance under, and to terminate, the 2021 Credit Facility. The Company entered into an amendment agreement with the required lenders under the 2021 Credit Facility, pursuant to which certain terms of the 2021 Credit Facility were amended to, among other things, permit the issuance of the Notes.
The offering and sale of the Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or the laws of any other jurisdiction, and the Notes are being offered only to, or for the account or benefit of (1) persons in the “United States” (as such term is defined in Rule 902(l) of Regulation S (“Regulation S”) under the Securities Act) and “U.S. persons” (as such term is defined in Rule 902(k) of Regulation S under the Securities Act) who are either (A) an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D (“Regulation D”) under the Securities Act (each, an “Accredited Investor”), or (B) a “qualified institutional buyer” as such term is defined in Rule 144A under the Securities Act, who is also an Accredited Investor; or (2) to, or for the account or benefit of, persons not in the United States that are not U.S. persons in accordance with the requirements set forth in Regulation S.
This Current Report on Form 8-K does not constitute an offer to sell, or the solicitation of an offer to buy, the Notes, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.
A copy of the press release announcing the Company’s receipt of commitments in the Offering is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Exhibit Description
99.1	Press release dated July 15, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ascend Wellness Holdings, Inc.

July 15, 2024	/s/ John Hartmann
John Hartmann Chief Executive Officer (Principal Executive Officer)
2